Exhibit 99.1

OUTERWALL INC. ANNOUNCES AMENDED AND EXTENDED SENIOR CREDIT FACILITY AS PART OF CAPITAL STRUCTURE STRATEGY

BELLEVUE, Wash.— June 24, 2014—Outerwall Inc. (NASDAQ: OUTR) today announced that it entered into a new credit facility arrangement consisting of a senior secured $600 million revolving line of credit that, under certain conditions, may be increased up to an additional $200 million in aggregate, and a senior secured $150 million amortizing term loan. The maturity of the credit facility is extended until June 24, 2019. This follows the $300 million high-yield notes offering that closed on June 9, 2014.

Under the new credit facility, Outerwall borrowed $150 million under the term loan on the closing date and had $185 million outstanding under the revolving line of credit as of such date.

“As part of our capital structure strategy, we were able to lock in historically low interest rates and extend the maturity of our debt by issuing high-yield notes earlier this month and amending and extending our credit facility today,” said Galen C. Smith, Outerwall’s chief financial officer. “Our capital structure is now better aligned with our targeted net leverage ratio of 1.75x to 2.25x net debt-to-core adjusted EBITDA. In addition, we continue to have financial flexibility for future opportunities.”

The new agreement, which closed on June 24, 2014, amends and restates in its entirety the Second Amended and Restated Credit Agreement dated as of November 20, 2007 and amended and restated as of April 29, 2009 and as of July 15, 2011 and all amendments and restatements thereto. The new agreement generally extends the maturity date of the new credit facility until June 24, 2019, when all borrowings then outstanding become due. In addition, the new credit facility decreases the aggregate amount of the previous term loan facility and provides Outerwall with greater flexibility than the prior agreement in certain matters, including in the incurrence of indebtedness, particularly foreign currencies.

The new credit facility is expected to be used for working capital, capital expenditures, permitted acquisitions, stock repurchases and other payments, and other corporate purposes.

Bank of America, N.A. acted as administrative agent, swing line lender and letter of credit issuer; Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Bank USA, National Association, RBC Capital Markets and U.S. Bank National Association acted as joint lead arrangers and joint bookrunners; and HSBC Bank USA, National Association, Royal Bank of Canada and U.S. Bank National Association acted as syndication agents. The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Morgan Stanley Bank, N.A. acted as documentation agents.

About Outerwall Inc.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “will,” “expect,” “intend,” “anticipate,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s and its subsidiaries’ future use of the new credit facility. Forward-looking statements are not guarantees of future actions, results, performance or events, which may vary materially from those expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc., its subsidiaries or management, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to, the ability to obtain future financing, the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain negative covenants and restrictions contained in the credit facility, changes in strategic and financial objectives, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers, payment of increased fees to retailers and suppliers, the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, for home entertainment viewing, the effective management of our DVD inventory, the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses (including ecoATM), the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as other filings with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this release. Outerwall Inc. undertakes no obligation to update the information provided herein.

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Contact:

Financial Analysts and Investors:

Angie McCabe

Vice President of Investor Relations

425-943-8754

angie.mccabe@outerwall.com

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com